POWER OF ATTORNEY RELATING TO
STATEMENTS ON SCHEDULE 13D OR 13G
AND REPORTS UNDER SECTION 16

Sharon H. Simpson, in her capacity as a director of Simpson PSB Fund, a California nonprofit public benefit corporation, hereby constitutes and appoints each of Karen Colonias, Brian J. Magstadt, Sunny H. Leung and Kevin Swartzendruber, each acting individually, as her true and lawful agent and attorney-in-fact, each with full power and authority for and on her behalf to prepare or cause to be prepared, sign, file with the Securities and Exchange Commission and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations thereunder, in connection with securities of Simpson Manufacturing Co., Inc. and to do and perform every act proper and convenient to be done incident to the exercise of foregoing power, as fully as she might or could do if personally present, it being understood that any certificate, instrument, agreement or document executed by any such attorney-in-fact on her behalf pursuant to this power of attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such person's discretion.

She acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at her request, are not assuming, nor is Simpson Manufacturing Co., Inc. assuming, any of her responsibilities to comply with section 13 or section 16 of the Act.

Date:  October 23, 2017

/s/ Sharon H. Simpson
Sharon H. Simpson